Exhibit 99.1

 For Immediate Release

Crown Media Completes Sale of Film Library

STUDIO CITY, CA – December 15, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced that it received the necessary regulatory approvals and has completed the sale of its film library to RHI Enterprises, LLC.  The sale includes all rights in the United States to the over 600 television movies, mini-series and series in the Crown Media library.  Crown Media will have the right to continue to broadcast selected titles from the library on the Hallmark Movie Channel for up to two years.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to 75 million subscribers.  The program service is distributed through more than 5,300 cable systems and communities as well as direct-to-home satellite services across the country.  Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation’s leading network in providing family-friendly programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For additional information, please contact:
Mindy Tucker	Nancy Carr
IR Focus	Hallmark Channel
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

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